Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement 333-257581 on Form S-3 of our reports dated March 15, 2022, relating to the financial statements of Desktop Metal, Inc. and the effectiveness of Desktop Metal, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Desktop Metal Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 15, 2022